Exhibit 15.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-191905 and 333-201141), Form F-3 (No. 333-211378) and Form F-3ASR (No. 333-221221) of Constellium N.V. of our report dated February 15, 2018 relating to the financial statements of Constellium-UACJ ABS LLC, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

March 12, 2018